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Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of Beazer Homes USA, Inc. on Form S-8 of our report dated March 23, 2001, except as to note 9, which is as of August 1, 2001, with respect to the combined balance sheet of April Corporation and Sanford Homes of Colorado, LLLP as of December 31, 2000, and the related combined statements of operations, owners' equity and comprehensive income, and cash flows for the year then ended, which report appears in the Form 8-K/A of Beazer Homes USA, Inc. dated August 1, 2001, and to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                      KPMG LLP

Denver, Colorado
April 16, 2002

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  Exhibit 23.3